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                                                                   EXHIBIT 10.43




                          PURCHASE AND SALE AGREEMENT




                                     DATED


                                 JUNE 30, 1997


                                     AMONG



                                  HSRTW, INC.

                                      AND
                           HORIZON GAS PARTNERS, L.P.

                                   AS SELLER


                                      AND
                           GOTHIC ENERGY CORPORATION
                                    AS BUYER
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                          PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement ("Agreement"), dated June 30, 1997, is among HSRTW, INC. ("HSRTW"), a Delaware corporation, with an office address of 1999 Broadway, Suite 3600, Denver, CO 80202, and HORIZON GAS PARTNERS, L.P. ("Horizon"), a Delaware limited partnership, with an office address of 2512-C East 71st Street, Tulsa, OK 74136-5575 (collectively "Seller"), and GOTHIC ENERGY CORPORATION ("Buyer"), an Oklahoma corporation, with an office address of 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105-7148.

         In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Seller agrees to sell and convey and Buyer agrees to pay for and receive the Interests (as defined in Section 1.2), subject to the terms and conditions of this Agreement.

         1.2 INTERESTS. Subject to the reservations set forth in Section 1.3, all of Seller's right, title and interest in and to the following shall herein be called the "Interests:"

                 (a) The oil and gas wells and locations described in Exhibit "A-1" hereto (collectively the "Wells"), together with all oil, gas and mineral production from the Wells to the extent such production occurs after the Effective Time;

                 (b) The leasehold estates created by the leases, licenses, permits and other agreements described in Exhibit "A-2," which Exhibit shall be provided by Seller and approved by Buyer by July 15, 1997, INSOFAR AND ONLY INSOFA, as they cover the land (the "Land") described in Exhibit "A-2" (the leasehold estates insofar as they cover the Land are called the "Leases") together with all overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases as to periods after the Effective Time insofar as the Leases cover the Lands, unless expressly excluded and reserved by Seller;

                 (c) All personal property, fixtures and improvements appurtenant to the Wells, or the Leases or used exclusively in connection with the operation of the Wells, or the Leases or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable
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                          thereto, including without limitation, pipelines,
                          gathering systems and compression facilities appurtenant to or located upon the Leases and cores, cuttings, geophysical and other geological property (to the extent transferable) relating exclusively to the Lands and Wells; excluding, however, tools, pulling machines, vehicles, mobile equipment, rolling stock, tubulars or other drilling or production inventory, or equipment temporarily located on the Lands; and

                 (d) All rights, privileges, benefits, and appurtenances in any way belonging, incidental to, or appertaining to the property, interests and rights described in Sections 1.2(a) through 1.2(c) to the extent necessary or beneficial to the future operation of such interests, including, to the extent transferable, all agreements, product purchase and sale contracts, surface leases, gas gathering contracts, salt water disposal agreements and wells, processing agreements, compression agreements, equipment leases, permits, gathering lines, rights-of-way, easements, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements and operating agreements and all other agreements relating thereto;

                 (e) All lease, land, well, production, engineering, geological, geophysical, litigation, accounting, title, division order and tax files, copies of relevant tax (other than income tax) files, emergency response and environmental compliance plans, abstracts, title opinions, logs, maps and all other books, files, records and data of Seller insofar as they relate exclusively to the Assets described in Exhibit "A," but excluding any records or data that cannot be transferred because of (i) prior legal restrictions, (ii) are proprietary or confidential, or (iii) are subject to attorney/client privilege;

                 (f) All other right, title or interest of Seller in and to the interests and properties described in Exhibits "A-1" and "A-2" not expressly reserved by Seller.

                 (g) All benefit or liability associated with gas imbalance attributable to the wells prior to the Effective Time.

         1.3 RESERVED INTERESTS. Seller hereby shall reserve and except from the sale and conveyance of the Interests in favor of Seller, its successors and assigns, the following:

                 (a) All accounts receivable attributable to the Interests that are, in accordance with generally accepted accounting principles, attributable to the period prior to the Effective Time;

                 (b) All claims and rights attributable to periods prior to the Effective Time, other than claims relating to underproduction of gas attributable to the Interests as of the Effective Time, including, without limitation, the right





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
                          to initiate, prosecute or participate, at Seller's sole cost and expense, in all audits, audit claims and tax claims or proceedings relating to or including periods prior to the Effective Time, regardless of when commenced, arising out of or under applicable law, operating or product sale agreements or otherwise, and to recover all costs and expenses claimed or shown by such audits or proceedings as owing to the owner of the Interests for periods prior to the Effective Time;

                 (c) All rights, if any, to recover additional production or proceeds therefrom attributable to the Interests for any production month prior to the Effective Time, resulting from any adjustment to the net revenue interest attributable to the Interests in the applicable division orders; and

                 (d) All rights of access to and use of the Land, including surface and subsurface rights, in connection with exploration, drilling, development, operations or any other purpose related to any right and/or interest of Seller which has been excepted and reserved hereunder including, without limitation, ingress and egress over the Land for the aforesaid purposes upon properties adjoining the Land.

         1.4 EFFECTIVE TIME. The purchase and sale of the Interests shall be effective as of July 1, 1997, at 7:00 a.m., at the location of the Interests (the "Effective Time").

2        PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price to be paid by Buyer for the Interests shall be $27,500,000 plus the properties described on Exhibit "G" (the "Purchase Price") (such property described on Exhibit "G" shall be referred to as "Buyer Property"), subject to adjustment as set forth in Section and payable as follows:

                 (a) an earnest money deposit of $15,000 payable to Seller plus delivery to HS Resources, Inc. of 1,500,000 shares of Buyer's Common Stock pursuant to the terms of a Stock Subscription Agreement entered into concurrently herewith a copy of which is attached as Exhibit "H" and a Registration Rights Agreement entered into concurrently herewith a copy of which is attached hereto as Exhibit "I" (collectively the "Earnest Money"); and

                 (b)      the Purchase Price, payable at Closing.

         2.2     ADJUSTMENTS TO PURCHASE PRICE.

                 (a) The Purchase Price shall be adjusted upward by the following:

                          (i) the value of all oil in storage above the pipeline connection, being 16" from the tank bottoms, or in transit as of the Effective Time and not previously sold by Seller that is attributable to the





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                                  Interests, such value to be the market price
                                  in effect as of the Effective Time or the price set forth in any applicable purchase contract, less taxes and gravity adjustments deducted by the purchaser of such oil;

                          (ii) the amount of all expenditures; rentals and other charges; ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; expenses billed under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, paid by or on behalf of Seller in connection with the operation of the Interests, in accordance with generally accepted accounting principles, to the extent not provided for in
                                  Section 2.2(a)(iii) below, attributable to the period after the Effective Time; the amount of overhead under operating agreements for operations conducted during the period from the Effective Time through the Closing Date. On wells where Seller is acting as operator, including salt water disposal wells, overhead for the period between the date of this Agreement and the Closing Date shall be deemed to be $50,000. It is expressly agreed that Seller shall retain all COPAS overhead payments made by third parties for the period prior to the Effective Time;

                          (iii) an amount equal to all prepaid expenses attributable to the Interests that are paid by or on behalf of Seller that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; and

                          (iv) any other amount agreed upon by Seller and Buyer.

                 (b) The Purchase Price shall be adjusted downward by the following:

                          (i) proceeds of production received by Seller attributable to the Interests that are, in accordance with generally accepted accounting principles, attributable to the period of time from and after the Effective Time;

                          (ii) an amount equal to unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the production attributable to the





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                                  Interests prior to the Effective Time, which
                                  amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller's and Buyer's ownership before and after the Effective Time);

                          (iii) an amount equal to the sum of all Title Defect and adjustments for Violations of Environmental Laws, if any, which have been agreed upon by the parties;

                          (iv)    an amount equal to all cash in, or
                                  attributable to, suspense accounts relative to the Interests and held by Seller; and

                          (v) any other amount agreed upon by Seller and Buyer.

         2.3 ADJUSTMENTS TO PURCHASE PRICE FOR BUYER PROPERTY. Similar adjustments as set forth in paragraph 2.2 shall be made for the Buyer Property, except that the overhead for operations on the Buyer Property shall be deemed to be $12,000 rather than $50,000.

         2.4 ALLOCATION OF PURCHASE PRICE. By July 15, 1997, Buyer shall modify Exhibit "A-1" and submit such modification to Seller for approval in order that Exhibit "A-1" sets forth an allocation of the Purchase Price among Interests and other designated items that comprise the Interests (the "Allocated Value"). Seller shall prepare a similar allocation with respect to the Buyer Property. The allocations will be provided for the purpose of (a) establishing a basis for certain taxes, (b) obtaining waivers of or making offers with respect to any preferential rights to purchase the Interests, and (c) handling those instances for which the Purchase Price is adjusted as provided herein. If necessary to determine the Allocated Value of a portion of any Interest for which an Allocated Value is set forth on Exhibit "A-1", such allocation shall be determined on a reasonable engineering basis consistent with the evaluation implicit in the Allocated Values shown on Exhibit "A-1."

3        REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller, as to its portion of the Interests, represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

                 (a) Organization. HSRTW is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in each state where its portion of the Interests are located. Horizon is a limited partnership duly organized, validly existing and in good standing under the laws of the state of





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                          Delaware and is qualified to carry on its business in
                          each state where its portion of the Interests are located.

                 (b) Power. Each Seller has all requisite corporate, or partnership, as appropriate, power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any provision of HSRTW's Articles of Incorporation or Bylaws or the Limited Partnership Agreement of Horizon, as the case may be, or (ii) any provision of any agreement or instrument to which either Seller is a party or by which either Seller is bound, noncompliance with which would have a material effect upon Buyer's ownership or operation of the Interests, or upon any of the transactions contemplated by this Agreement or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to Seller; except that HSRTW is obligated under its senior credit facility to obtain the consent of the majority lenders under that facility (the "Bank Consent") to consummate the transaction contemplated by this Agreement, which consent must be obtained on or before August 1, 1997.

                 (c) Authorization, Enforceability. This Agreement has been duly authorized, executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

                 (d) Broker. Seller has not incurred any liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

                 (e) Bankruptcy. There are no bankruptcy, reorganization or other arrangement proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller.

                 (f) Royalties. To the actual knowledge of Seller, all royalties, rentals, and other payments due and payable by Seller under all Leases comprising the Interests for the period Seller has owned such Interests ("Seller's Ownership Period") have been properly and timely paid to the extent that the failure to so pay would cause a material adverse effect on the Interests.

                 (g) Third-Party Waivers. To the actual knowledge of Seller, all requisite third-party consents to assign and preferential rights of purchase affecting the Interests will be listed on Exhibits "B" and "C" respectively, such Exhibits to be completed by Seller on or before July 15, 1997.





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                 (h)      Litigation, Proceedings and Claims.  There are no
                          actions, suits or arbitration proceedings to which Seller is a party pending or, to Seller's actual knowledge, threatened in writing, before any court or governmental agency that would result in material impairment or loss of Seller's title to the Interests or would otherwise materially adversely affect the Interests.

                 (i) Mortgages and Other Instruments. Assuming the timely receipt of the Bank Consent, neither the performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will cause a breach of any of the terms and conditions, or will result in the creation or imposition of any lien upon any of the Interests, or the production of oil, gas or other minerals from the Interests pursuant to the terms of any agreement or other instrument to which Seller is a party or by which it is bound.

                 (j) Sales Contracts. Exhibit "D" will list all material contracts or agreements to which Seller is a party for the sale of oil or gas from the Interests which are not terminable upon 90 days' or less notice, such Exhibit to be completed by Seller on or before July 15, 1997.

                 (k) Contracts and Agreements. Except as will be set forth on Exhibit "E" (the "Disclosure Schedule") or otherwise identified pursuant to this Agreement, there are no contracts or agreements to which Seller is a party which are unusually burdensome and non-standard and which materially and adversely affect the value of the Interests, such Exhibit to be completed by Seller on or before July 15, 1997.

                 (l) Prepayment or Related Arrangements. Seller has not entered into any arrangement under which Buyer will be obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment, or any other arrangement other than gas balancing agreements or arrangements, to deliver hydrocarbons from the Interests at some future time without then or thereafter receiving full payment therefore, or to make payment at some future time for hydrocarbons already produced and sold from the Interests.

                 (m) Tax Partnership. To Seller's actual knowledge except as may be disclosed in the Disclosure Schedule, no portion of the Interest, are subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:





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                 (a)      Organization.  Buyer is a corporation duly organized,
                          validly existing and in good standing under the laws of the state of Oklahoma and it is duly qualified to carry on its business in each state where the Interests are located.

                 (b) Power. Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Interests on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any provision of its Articles of Incorporation or Bylaws; or (ii) any provision of any agreement or instrument to which it is a party or by which it is bound, noncompliance with which would have a material effect upon any of the transactions contemplated by this Agreement or Buyer's ability to adhere to and/or perform any obligation hereunder or in connection herewith, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

                 (c) Authorization, Enforceability. This Agreement has been duly authorized, executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

                 (d) Broker. Buyer has incurred no liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                 (e) Investment Purpose. The Interests to be acquired by Buyer pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law. In acquiring the Interests, it is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Interests.

                 (f) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

                 (g) Buyer Knowledge. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine materials made available to it by Seller in the Offering Memorandum (and associated data delivered to Buyer, including mechanical data) and in the data room in Seller's offices in Tulsa,





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
                          Oklahoma with respect to the Interests (collectively the "Background Materials"). The Background Materials are files, or copies thereof, that Seller has used in its normal course of business and other information about the Interests that Seller has compiled or generated. Buyer acknowledges and agrees that Seller has made no representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or any other information relating to the Interests furnished by or on behalf of Seller or to be furnished to Buyer or its representatives. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Interests. Buyer's representatives have visited Seller's office and have been given opportunities to examine the books and records Seller has made available relating to the Interests. Neither Seller nor its affiliates, agents, representatives or employees shall have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Background Materials or other information relating to the Interests provided by or on behalf of Seller or its agents, representatives or employees.

4        COVENANTS AND AGREEMENTS

         4.1 COVENANTS AND AGREEMENTS OF SELLER. Seller covenants and agrees with Buyer as follows:

                 (a) Upon execution of this Agreement, Seller will make available to Buyer for examination at a location designated by Seller, unless legally prohibited from doing so or unless certain documents are subject to attorney/client privilege, such title information, production information and other information relating to the Interests in Seller's possession, including without limitation, accounting files, production files, land files, lease files, well files, division order files, contract files and marketing files. Subject to the consent and cooperation of operators and other third parties, Seller will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's sole expense, such additional information relating to the Interests as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or unless certain documents are subject to attorney/client privilege.

                 (b) During the period beginning on the date of this Agreement and concluding on the Closing Date, Seller shall, unless specifically waived by Buyer in writing:





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
                          (i) subject to the provisions of applicable operating and other agreements, Seller shall continue to operate and administer the Interests in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Interests in substantially the same manner as before execution of this Agreement;

                          (ii) Seller shall, except for emergency action taken in the face of risk to life, property or the environment, submit to Buyer for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Interests that involve individual commitments of more than $50,000 net to Seller's interest;

                          (iii) Buyer acknowledges that Seller owns an undivided interest in certain of the Interests, and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Agreement, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner that complies with the provisions of this Agreement; and

                          (iv) notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Buyer for the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to make any such payments through mistake or oversight unless caused by Seller's gross negligence or willful misconduct.

         4.2 COVENANTS AND AGREEMENTS OF BUYER. Buyer covenants and agrees with Seller that:

                 (a) Buyer shall for the period between the date of this Agreement and Closing maintain its corporate status and assure that, as of the Closing Date, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereunder.

                 (b) With respect to Wells operated by Seller included in the Interests assigned to Buyer at Closing, Buyer shall, subject to the applicable terms of existing operating agreements, take over operations as of 7:00 a.m. local time at the wellsite on the day after Closing. Upon taking over operations, Buyer shall post all necessary state, federal and local bonds and shall assist Seller in having Seller's existing bonds released, or in the alternative, having the Wells operated by Buyer released from Seller's existing bond. Seller shall cooperate (without any obligation to spend funds doing so)





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
                          with Buyer in Buyer's effort to be elected or appointed operator of any Well for which Seller currently acts as operator. To the extent that Seller is unable to have its resignation as operator of any of the Interests become effective as of Closing, Buyer's operations of such Interests shall be considered contract operations on behalf of Seller. Buyer shall defend, indemnify, save and hold harmless Seller, its affiliates, and its and their, officers, directors, employees, and agents against all losses, damages, claims, demands, costs, expenses, liabilities, and sanctions of each and every character, including without limitation, reasonable attorneys' fees, court costs, and costs of investigation or arbitration, that arise from or in connection with Buyer's operation of such Interests from and after the Closing.

5        TITLE MATTERS

         5.1     DEFENSIBLE TITLE.

                 (a) The term "Defensible Title" shall mean such title, whether held by Seller or by a third party for the benefit of Seller, that, except for and subject to the Permitted Encumbrances (as defined in Section 5.1(b) below):

                          (i) entitles Seller to receive as to each Well set forth in Exhibit "A-1," as to the Proved Producing ("PDP"), Proved Developed Non-Producing ("PDNP") or Proved Undeveloped ("PUD") formations set forth on Exhibit "A-1" not less than the "Net Revenue Interest" set forth in such Exhibit for such wells and formations;

                          (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of each Well set forth on Exhibit "A-1", as to the PDP, PDNP, and PUD formations set forth on Exhibit "A-1," in an amount not greater than the "Working Interest" set forth in such Exhibit for such Wells and formations without a proportionate increase in the Net Revenue Interest; and

                          (iii)   is free and clear of material liens,
                                  encumbrances and defects.

                 (b) In the case of federal, Indian, or state leases, Seller's title may be in the nature of either record title or federal lease operating rights.

                 (c) The term "Permitted Encumbrances," as used herein, shall mean, as follows:

                          (i) lessors' royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens to the extent such matters do not operate to reduce the "Net Revenue Interest" of a Well as to the PDP, PDNP and PUD formations set forth on Exhibit "A-1" below the net revenue interest set forth in Exhibit "A-1" with respect to such wells and formations;

                          (ii) required third-party consents to assignments and similar agreements with respect to which
                                  (A) waivers or consents are obtained from the appropriate parties, or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights, and all preferential rights to purchase;

                          (iii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

                          (iv) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Interests;

                          (v) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Interests (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; and

                          (vi) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Interests that individually or in the aggregate are not such so as to have a material effect upon and/or do not prevent Seller from receiving the proceeds of production, and that do not operate to (A) reduce the Net Revenue Interest of Seller in a Well, as to the PDP, PDNP and PUD formations set forth on Exhibit "A-1" below the net revenue interest of Seller set forth on Exhibit "A-1" with respect to such wells and formations or (B) increase the Working Interest of Seller in such Wells and formations above that set forth on Exhibit "A-1" without a proportionate increase in the Net Revenue Interest of Seller.

                          (vii)   such Title Defects that Buyer has waived;

                          (viii) rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

                          (ix) the terms and conditions of all division orders, pooling or unitization orders, agreements or declarations;

                          (x)     rights reserved to or vested in any
                                  governmental authority to control or regulate any of the Interests in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area;

                          (xi) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

                          (xii) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Interests that will not materially interfere with or detract from the ownership, operation, value or use of the Interests; such defects include, without limitation

                                  (1)      as to producing Leases, those which
                                           have not prevented the receipt of
                                           production proceeds by Seller or its
                                           predecessors in title without
                                           suspense by a production purchaser
                                           and as to which no challenge to
                                           title has been raised on the basis
                                           of such defect, so long as it can
                                           reasonably be concluded either that
                                           such challenge is unlikely or that
                                           such challenge would be unsuccessful
                                           by reason of statutes of limitation,
                                           waiver, estoppel or other defenses,
                                           or

                                  (2)      those described by an attorney's
                                           title opinion as advisory or
                                           waivable as a matter of business
                                           judgment, or

                                  (3)      those in the nature of customary
                                           defects expected to be encountered
                                           in the area involved and customarily
                                           acceptable to Buyer or other prudent
                                           operators and interest owners in the
                                           area, including, without limitation,
                                           defects that have been cured by
                                           possession under applicable statutes
                                           of limitation, defects in the early
                                           chain of title such as failure to
                                           recite marital status in documents,
                                           omission of heirship or succession
                                           proceedings, lack of survey and
                                           failure to record releases of liens,
                                           production payments or mortgages
                                           that have expired of their own terms
                                           or which through the passage of time
                                           or statute are no longer enforceable
                                           or other defects that either as a
                                           practical matter
                                           have not resulted or are not likely
                                           to result in claims that will
                                           materially adversely affect Buyer's
                                           title or are considered waivable
                                           under local bar association-approved
                                           title standards or customary title
                                           practices in the area;

                          (xiii) liens, if any, to be released at Closing in a form reasonably acceptable to Buyer.

                 (d) The term "Title Defect" as used herein shall mean any material encumbrance or defect in Seller's title to a Well (expressly excluding Permitted Encumbrances), that renders Seller's title to such Well less than Defensible Title.

         5.2     TITLE DEFECT ADJUSTMENTS.

                 (a) No adjustment to the Purchase Price for Title Defects shall be made unless and until, and only to the extent that, the value of Title Defects exceeds $10,000 per Well and the aggregate value of all Title Defects to the extent exceeding the foregoing deductible exceeds a threshold of $200,000, except that the foregoing deductible amount shall not apply to any Title Defect that consists of a certain and indisputable lesser net revenue interest than is shown on Exhibit "A-1" (including, but not limited to, clerical errors in the preparation of Exhibit "A-1"), and with respect to which Title Defect either
                          (i) the proceeds of production are not being received by Seller for its account or (ii) if proceeds are being received by Seller for its account notwithstanding the Title Defect, continuation of the receipt of proceeds of production by Seller would be unlawful.

                 (b) Buyer shall give Seller written notice of Title Defects immediately upon discovering such defects, but in no event after August 1, 1997. Such notice shall include:

                          (i) a description of the Title Defect with supporting documentation;

                          (ii) the Allocated Value of the Well affected by the Title Defect; and

                          (iii) the amount by which Buyer believes the Allocated Value of such Well has been reduced because of such Title Defect.

                 (c) Buyer shall be conclusively deemed to have waived all Title Defects of which Seller has not been given timely notice by Buyer.

                 (d) Subject to the limitation contained in Section 5.2(a) and offsets for Interest Additions as provided in
                          Section 5.5, a Well affected by a Title Defect and the Leases comprising the production unit or proration unit for the Well shall be excluded from the Interests to be purchased by Buyer hereunder and the Final Purchase Price shall be reduced and settled in accordance with Sections 2.2(b)iii and 10.1(a) by an amount equal to the Allocated Value of such Well unless on or prior to the Closing Date:

                          (i)     the Title Defect has been removed or cured;

                          (ii) Buyer agrees to waive the relevant Title Defect and purchase the affected Interests notwithstanding the defect;

                          (iii) Seller agrees to indemnify Buyer, to the extent of the Allocated Value of the affected Well, against all losses, costs, expenses and liabilities with respect to such Title Defect claim asserted in writing by a third party within two years from the Closing Date (in which case Buyer shall use, reasonable diligence and care not to disclose information or take any action that could increase the likelihood that a claim regarding the potential defect would be asserted); or

                          (iv) Buyer and Seller agree to an amount by which the Allocated Value of the Well has been reduced and the Purchase Price is reduced by such amount in accordance with Section 2.2.

         5.3     PREFERENTIAL RIGHTS AND CONSENTS.

                 (a) Some of the Leases may be subject to preferential rights to purchase in favor of third parties or third party consents to assignment and notices of sale.
                          The form and content of all solicitations for the waivers and consents affecting the Interests shall be determined and prepared by Seller, but shall not be inconsist with the terms of this Agreement.

                 (b) In the event a third party exercises an applicable preferential right to purchase an Interest prior to the Closing Date, the affected Interest shall not be treated as a Title Defect, but shall be removed from this Agreement and the Purchase Price shall be adjusted by the Allocated Value of that Interest. If any preferential right to purchase an Interest is exercised after the Closing Date, such affected Interest shall not be treated as a Title Defect, and no adjustment shall be made on account of such exercise. All Interests that are subject to preferential rights to purchase that have not been exercised as of the Closing Date shall be conveyed to (and paid for by) Buyer at the Closing. If any such preferential right is exercised after Closing, Buyer shall convey such affected Interest to the party exercising such right on the same terms and conditions under which Seller conveyed such Interest to Buyer. Buyer shall retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare a form of conveyance of such interests from Buyer to such exercising party, such conveyance to be in form and substance as provided in this Agreement, except that such conveyance shall be made free and clear of all liens, encumbrances, royalty interests, production payments and other charges or defects created by, through or under Buyer.

         5.4 CASUALTY LOSS. If subsequent to the date of this Agreement, but prior to the Closing, all or any material portion of an Interest to be conveyed to Buyer at Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer shall purchase such Interest notwithstanding any such destruction, taking or pending or threatened taking and the Purchase Price shall not be adjusted. Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Interest to be assigned to Buyer, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Interests to be conveyed to Buyer. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction, taking or pending or threatened taking as to the Interests to be conveyed to Buyer without first obtaining the written consent of Buyer. Buyer shall maintain in effect insurance covering the Assets of the general types and limits of coverage as Seller presently has in effect, such types and limits of coverage having been previously disclosed to Buyer.

         5.5 INTEREST ADDITIONS. If prior to Closing an inaccuracy in Exhibits "A-1" or "A-2" is discovered that results in an increase in value of any portion of the Leases or Wells, such as a net revenue interest that is stated to be lower than Seller's actual net revenue interest, the amount of the increased value (a "Credit Adjustment") shall be credited against any potential reduction in the Purchase Price or Seller's indemnification obligations under any provision of this Agreement.

         5.6 TITLE MATTERS FOR BUYER PROPERTY. Similar provisions to those set forth in paragraphs 5.1, 5.2, 5.3, 5.4 and 5.5 shall apply to Seller for its purchase of the Buyer Property, except that the deductible and the threshold set forth in 5.2(a) shall be changed to $1,000 and $10,000 respectively.

6        ENVIRONMENTAL MATTERS

         6.1 INSPECTION. Prior to the Closing Date, and subject to any necessary third-party operator approval, Seller shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Leases. Buyer shall not conduct any soil or water tests on the Lands or relating to the Interests without the express written consent of Seller. Buyer shall repair any damage to the Leases resulting from such inspections and Buyer shall indemnify and hold harmless Seller and its partners, subsidiaries and affiliates and its and their respective officers, directors, employees and agents from and against any and all losses or causes of action arising from Buyer's and/or its representatives' inspection of the Leases, including, without limitation, claims for personal injuries or death of employees of the Buyer, its contractors, agents, consultants and representatives, and property damages, or employees of Seller, its contractors, agents, consultants and representatives or third parties.

         6.2 VIOLATION OF ENVIRONMENTAL LAWS. Buyer shall notify Seller in writing on or before October 30, 1997, of any environmental matters disclosed by its inspection that Buyer reasonably believes in good faith constitutes a Violation of Environmental Laws (as hereinafter defined) including with such notice, a detailed description of the specific matter that is an alleged Violation of Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state or local laws, statutes, ordinances, rules and regulations of any governmental authority pertaining to protection of the environment in effect as of the Effective Time and as interpreted by court decisions or administrative orders as of the Effective Time in the jurisdiction in which such Interest is located and as enforced by the applicable authorities. For purposes of this Agreement, the term "Violation of Environmental Laws" shall mean the material violation of or failure to meet specific objective requirements or standards regarding the physical condition of the Wells and well sites (as opposed to reports, plans or other matters that may be required by Environmental
                 Laws) that are clearly applicable to such Interests under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time, and the term does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a governmental authority. Seller has heretofore provided to Buyer copies of two environmental reports prepared for Buyer's predecessor in connection with the predecessor's acquisition of certain of the Interests (the "Environmental Reports"). All matters referred to in the Environmental Reports are hereby expressly agreed not to constitute Violations of Environmental Laws under this Agreement.

         6.3 REMEDIES FOR VIOLATION OF ENVIRONMENTAL LAW. On or before December 30, 1997, with respect to each Violation of Environmental Laws:

                 (a) Seller and Buyer may agree on an adjustment to the Purchase Price which adjustment shall reflect the cost to remedy such Violation of Environmental Law;

                 (b) At the election of Seller, Seller may agree to remediate the condition at Seller's cost;

                 (c) Seller and Buyer may agree that Seller will indemnify Buyer against all losses, costs, expenses, and liabilities with respect to such Violation of Environmental Laws asserted in writing by a third party within two years from the Closing Date (in which case Buyer shall use reasonable diligence and care not to disclose information or take any action that could increase the likelihood that a claim regarding the potential violation would be asserted); or

                 (d) Seller and Buyer may agree to remove that portion of the Interests from the Interests being conveyed hereunder and adjust the Purchase Price accordingly based on the Allocated Value of the Well(s) associated with such Interests.

                 If the parties cannot agree on a course of action under (a) or
                 (c), and Seller does not elect to remediate under (b), the option set forth in subsection 6.3(d) above shall apply. No remedy for a Violation of Environmental Law shall be applicable unless and then only to the extent that (i) each such Violation of Environmental Law exceeds $10,000 and (ii) the aggregate value of all Violations of Environmental Laws to the extent exceeding the foregoing deductible exceeds $150,000. If after Closing an adjustment to the Purchase Price is made under 6.3(a) Seller shall within 10 days of agreement regarding such adjustment make the agreed payment to Buyer. If an Interest or portion thereof is removed from the Interests being conveyed hereunder pursuant to 6.3(d), Buyer and Seller shall within 10 days of agreement regarding such removal prepare the appropriate assignments and make the appropriate payments or accounting adjustments to each other, including adjustments for revenues and costs for a Well if necessary, such that Seller and Buyer are returned to the position existing prior to this Agreement as if the removed Interest had not been initially covered by this Agreement.

                 6.4 ENVIRONMENTAL MATTERS REGARDING BUYER PROPERTY. Similar provisions as those set forth in paragraphs 6.1, 6.2 and 6.3 shall apply to Seller regarding the purchase of the Buyer Property, except that the deductibles set forth at the end of paragraph 6.3 shall be changed to $1,000 and $15,000 respectively.

7        ANTITRUST

         7.1 If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is applicable to this transaction, both parties shall promptly file with the Federal Trade Commission and the Department of Justice the required notifications, reports and supplemental information to comply in all respects with the requirements of the Act. All filing fees required of "Acquiring Persons" as determined by the Act shall be paid by Buyer.

8        CONDITIONS TO CLOSING

         8.1 SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed and satisfied in all material respects all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                 (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of such Closing.

                 (c) The Closing shall be permitted to occur without violation of the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice thereunder.

         8.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied in all material respects all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

                 (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of such Closing.

                 (c) The Closing shall be permitted to occur without violation of the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice thereunder.

9        CLOSING.

         9.1 DATE OF CLOSING. Unless the parties agree otherwise in writing and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall be held on August 28, 1997. The date the Closing actually occurs is called the "Closing Date."

         9.2 PLACE OF CLOSING. The Closing shall be held at the offices of Seller in Denver, Colorado.

         9.3 CLOSING OBLIGATIONS. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                 (a) Seller and Buyer shall execute, acknowledge and deliver an Assignment, Bill of Sale and Conveyance (in sufficient counterparts to facilitate recording) in substantially the form of Exhibit "F" attached hereto, conveying to Buyer the Interests without warranty of title except with respect to defects created by, through or under Seller. As required, assignment forms for federal, Indian, or state leases shall be prepared by Seller and executed. Buyer shall execute, acknowledge and deliver to Seller an Assignment, Bill of Sale and Conveyance (in sufficient counterparts to facilitate recording) in substantially the form of Exhibit "F" attached hereto conveying to Seller the Buyer Property without warranty of title except with respect to defects created by, through or under Seller.

                 (b) Seller and Buyer shall execute and deliver a settlement statement, prepared by Seller in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement") that shall set forth the Preliminary Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount. Seller shall provide Buyer with a draft of the Preliminary Settlement Statement three days prior to Closing for Buyer's review and approval.
                          The term "Preliminary Purchase Price" shall mean the Purchase Price, adjusted as provided in Section 2.2, using for such adjustments the best information then available. The Preliminary Settlement Statement shall also include similar adjustments regarding the Buyer Property.

                 (c) Buyer shall deliver to Seller the Preliminary Purchase Price in immediately available federal funds by wire transfer to the account designated by Seller.

                 (d) Seller and Buyer shall execute, acknowledge and deliver Transfer Orders or Letters in Lieu thereof, directing all purchasers of production to make payment to Buyer of proceeds attributable to production after the Effective Time from the Interests assigned to Buyer.

                 (e) Seller shall prepare such notices to third-party operators of the change in ownership of the Interests from Seller to Buyer and such notices of change in operatorship for those Wells operated by Seller for which Buyer has taken over operations as are reasonable and customary in the industry.

                 (f) Seller and Buyer shall execute, acknowledge and deliver such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement, including such transfer orders, notices and other instruments relating to the Buyer Property.

10       OBLIGATIONS AFTER CLOSING

         10.1    POST-CLOSING ADJUSTMENT PROCEDURE.

                 (a) As soon as practicable after the Closing Date, but no later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing Date and showing the calculation of such adjustments. Within 15 days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than 15 days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached or upon which the "Final Purchase Price" is established, shall be called the "Final Settlement Date." If, the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay in immediately available federal funds the amount of such difference to Seller or to Seller's account (as designated by Seller). If the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available federal funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five days after the Final Settlement Date. The Final Settlement Statement shall also include the appropriate adjustments for the Buyer Property.

         10.2 FILES AND RECORDS. Within 30 days after the Closing Date, Seller shall make available to Buyer originals of all of Seller's files and records relating to the Interests and Buyer shall make available to Seller originals of all of Buyer's files and records relating to the Buyer Property, but excluding any records or data that cannot be transferred because of (i) prior legal restrictions, (ii) are proprietary or confidential, or (iii) are subject to attorney/client privilege. Buyer shall retain and make available to Seller for seven full calendar years following the year in which Closing occurs, in Buyer's main corporate office during normal business hours, files and records relating to the Interests. Buyer shall include this retention obligation in any subsequent transfer of an Interest by Buyer.

         10.3 FURTHER ASSURANCE. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other actions as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto and to fully implement the intent of this Agreement.

         10.4    LIMITATIONS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY,
                 ARTICLE 6 SHALL BE THE SOLE AND EXCLUSIVE REMEDY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY MATTER OR CIRCUMSTANCES RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST SELLER WITH RESPECT TO ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND WILL NOT MAKE AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY AGREES TO ASSUME THE RISK THAT THE INTERESTS MAY CONTAIN WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIALS, OR HAZARDOUS SUBSTANCES; THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING SUBSURFACE CONDITIONS MAY EXIST; AND UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES MAY BE PRESENT, ALL OF WHICH MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATION.

         10.5    ASSUMPTION OF OBLIGATIONS.

                 (a) ASSIGNMENT OF THE INTERESTS TO BUYER SHALL CONSTITUTE AN EXPRESS ASSUMPTION BY BUYER OF, AND BUYER EXPRESSLYAGREES TO PAY, PERFORM, FULFILL AND DISCHARGE, ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONSACCRUING OR RELATING TO THE OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING OF THE INTERESTSCONVEYED TO BUYER AT THE CLOSING, INCLUDING WITHOUT LIMITATION, ALL VIOLATIONS OF ENVIRONMENTAL LAW AND ALL OBLIGATIONS ARISING UNDER OPERATING AGREEMENTS, PRODUCT SALES AGREEMENTS AND OTHER AGREEMENTS COVERING OR RELATING TO THE INTERESTS, REGARDLESS OF THE NEGLIGENCE OF SELLER OR ITS PREDECESSORS, AND REGARDLESS OF WHEN THE EVENTS OCCURRED GIVING RISE TO SUCH MATTERS

                 (b) BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONOR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING PART OF THE ASSETS INCLUDING, WITHOUT LIMITATION, (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIEDOR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE

                          STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REEHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi)ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (vii) ANY IMPLIED OR EXPRESSWARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING NATURALLYOCCURRING RADIOACTIVE MATERIAL, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTIONOF BUYER AND SELLER THAT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTOR, MACHINERY AND FIXTURES SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OFREPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECTTO THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLEPROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

                 (c) SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MAD, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITYOF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICALDATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBONRESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING, OR (iii) ANY OTHER MATTER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

                 (d) THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULEOR ORDER. Notwithstanding anything in this Agreement to the contrary, the Interests are being sold by Seller to Buyer without recourse, covenant or warranty of any kind, expressed, implied or statutory except as specifically set forth in the documents of conveyance described in Section 9.3.

                 (e) Buyer shall assume all obligations with respect to all "suspense accounts" and the beneficial owners thereof, regardless of when such obligations arose. Buyer shall indemnify, defend, and hold harmless Seller from the claims of any party arising because of the non-payment or mispayment of such suspense accounts. Seller shall provide without warranty or representation its records regarding payee's names, addresses and applicable amounts.

         10.6 INDEMNIFICATION. From and after the Closing Date, Buyer and Seller shall indemnify the other as follows:

                 (a) Seller shall defend, indemnify and save and hold harmless Buyer, its officers, directors, employees and agents, against all losses, damages, claims, demands, suits, costs, expenses, liabilities and sanctions of every kind and character, including, without limitation, reasonable attorneys' fees, court costs and costs of investigation or arbitration, that arise from or in connection with any breach by Seller of this Agreement.

                 (b) Buyer shall defend, indemnify and save and hold harmless Seller, its affiliates, and its and their, officers, directors, employees, and agents, against all losses, damages, claims, demands, suits, costs, expenses, liabilities and sanctions of every kind and character, including, without limitation, reasonable attorneys' fees, court costs and costs of investigation or arbitration, arise from or in connection with (i) any of the claims, costs, expenses, liabilities and obligations assumed by Buyer pursuant to Section 10.5, and/or (ii) any breach by Buyer of this Agreement.

                 (c) Seller, on the one hand, and Buyer, on the other, shall indemnify and hold each other harmless from any claim or demand for commission or other compensation by any broker, finder, agent, or similar intermediary claiming to have been employed by or on behalf of Seller or Buyer, as the case may be, and shall bear the cost of legal fees and expenses incurred in defending against any such claim.

                 (d)      As may otherwise be set forth in this Agreement.

         10.7 RECORDING. Buyer shall immediately after Closing send for filing and recording with all appropriate governmental entities the necessary originals and counterparts of the assignments required in Section 9.3(a). Buyer shall promptly provide Seller copies of the recorded assignment(s) upon receipt by Buyer. Buyer shall be responsible for all filings with state, Indian and federal agencies for change of operator, and shall promptly provide Buyer with the approved copies of all such filings.

11       TERMINATION OF AGREEMENT

         11.1 TERMINATION. This Agreement and the transactions contemplated herein may be terminated in the following instances:

                 (a)      By Seller, if any of the conditions set forth in
                          Section 8.1 are not completely satisfied in all material respects or waived by Seller as of the Closing Date;

                 (b)      By Buyer, if any of the conditions set forth in
                          Section 8.2 are not satisfied in all material respects or waived by Buyer as of the Closing Date; and

                 (c) At any time by the mutual written agreement of Buyer and Seller.

         11.2    LIABILITIES UPON TERMINATION OR BREACH.

                 (a) In the event of the termination of this Agreement by Seller in accordance with subsection 11.1(a), Seller shall have no liability hereunder of any nature whatsoever to Buyer, including any liability for damages. If Buyer terminates this Agreement in accordance with subsection 11.1(b) above, it shall have no liability hereunder of any nature whatsoever to the Seller including any liability for damages and Seller shall return to Buyer the Buyer Common Stock delivered as part of the Earnest Money pursuant to Exhibits "H" and "I" attached hereto. If Buyer terminates or fails to perform this Agreement other than in accordance with subsection 11.1(b), or, if Seller terminates this Agreement in accordance with subsection 11.1(a), Seller shall retain the Earnest Money and Buyer shall have no further liability hereunder of any nature whatsoever to the Seller including any liability for damages.

                 (b) Except as provided above in this subsection 11.2, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies in the event of breach of this Agreement.

12       MISCELLANEOUS

         12.1 EXHIBITS. The Exhibits referred to in this Agreement are hereby incorporated by reference into and constitute a part of this Agreement.

         12.2 RECORDING AND FILING FEES. Buyer shall pay all documentary, filing, and recording fees required in connection with the filing and recording of the Assignment required in Section 9.3(a), and all other filings required or requested under this Agreement, including change of operator forms and other forms filed with governmental agencies. Except as otherwise specifically provided for in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal, accounting and consulting fees, costs and expenses.

         12.3 SALES TAXES. At the Closing, Buyer and Seller may agree on an amount representing state and local sales or use taxes, attributable to the transactions contemplated herein, and applicable to that portion of the Interests which is tangible personal property and Buyer shall pay such amount to Seller at Closing. Seller shall remit any such amounts received at Closing from Buyer in this regard to the appropriate taxing authority in accordance with applicable law. Buyer shall defend, indemnify, save and hold harmless Seller, its affiliates, and its and their, officers, directors, employees, and agents against all losses, damages, claims, demands, costs, expenses, liabilities, and sanctions of each and every character, including without limitation, reasonable attorneys' fees, court costs, and costs of investigation or arbitration, that arise from or in connection with any sales or use tax assessed against Seller by any taxing authority for any sales or use of taxes assessed against Seller by any taxing authority relating to the Interests sold that is in addition to the amounts paid to Seller at Closing. Seller shall be responsible for any penalties, interest and attorney's fees relating to the amount paid by Buyer to Seller at Closing if Seller does not timely remit such amount to the appropriate taxing authority. Should this purchase and sale constitute an isolated or occasional sale and not be subject to sales or use tax with any of the taxing authorities having any jurisdiction over the transaction, no sales or tax will be collected by Seller from Buyer at Closing. Seller shall cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.

         12.4 NOTICES. All notices and communications required or transmitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:

                          IF TO SELLER:            HSRTW, INC.
                                  c/o HS Resources, Inc.
                                  1999 Broadway, Suite 3600
                                  Denver, CO  80202
                                  Attention:       George H. Solich
                                  Vice President, Acquisitions & Divestitures

                          WITH A COPY TO:
                                  General Counsel
                                  1999 Broadway, Suite 3600
                                  Denver, CO  80202

                          IF TO BUYER:     GOTHIC ENERGY CORPORATION
                                  Suite 700
                                  5727 South Lewis Avenue
                                  Tulsa, OK  74105-7148
                                  Attention:       Michael Paulk
                                                   President

                 Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

         12.5 AMENDMENTS. This Agreement may not be amended nor any rights hereunder waived, except by an instrument in writing signed by both parties.

         12.6 ASSIGNMENT. Neither party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder unless it continues to remain liable for the performance of its obligations hereunder and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld. For any assignment of any right or obligation hereunder to be enforceable, the assignee thereof shall first have agreed to fully assume such right or obligation in writing, and such writing shall expressly set forth that said assignment is subject to the terms and conditions of this Agreement. Any attempted assignment, which fails to fully comply with the express terms of this subsection 12.6 shall be void ab initio.

         12.7 ANNOUNCEMENTS. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws, rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         12.8 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         12.9 GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the state of Colorado.

         12.10 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements, excluding the Confidentiality Agreement dated January 13, 1997, which shall terminate at and as of the Closing.

         12.11 PARTIES IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

         12.12 SURVIVAL. The representations of Seller set forth in paragraph 3.1 and covenants of Seller set forth in paragraph
                 4.1 shall not survive Closing. Otherwise the representations, warranties, covenants, agreements and indemnities provided for in this Agreement shall survive Closing in accordance with their terms. No waiver, release, or forbearance of the application of a provision of this Agreement in any given circumstance shall operate as a waiver, release, or forbearance as to any other circumstance. If the Closing occurs, all Conditions to Closing shall be deemed to have been satisfied or waived, and, after Closing, neither party shall have any liability whatsoever to the other arising out of, resulting from or attributable to any such Conditions to Closing, regardless of whether such Conditions to Closing were, in fact, satisfied or waived.

         12.13   ARBITRATION.

                 (a) All disputes arising out of or in connection with this Agreement, or any determination required to be made by Buyer or Seller as to which the parties disagree, shall be settled by arbitration in Denver, Colorado. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. Any award by the arbitrator(s) shall be final, binding and not appealable, and judgment may be entered thereon in any court of competent jurisdiction.

         12.14 ACTUAL KNOWLEDGE. The term "actual knowledge of the Seller," or any similar phrase, shall mean the actual present knowledge of Seller's officers and Managers who are directly involved in the negotiation of this Agreement.

         Executed as of the date first above mentioned.

                                  SELLER:

                                  HSRTW, INC.


                                  --------------------------------------
                                  By:  George H. Solich
                                  Title:  Vice President, Acquisitions &
                                  Divestitures

                                  HORIZON GAS PARTNERS, L.P.

                                  BY:  HORIZON NATURAL RESOURCES, INC.
                                  GENERAL PARTNER


                                  -----------------------------------
                                  By: R. Shannon Hall
                                  Title:  Vice-President

                                  BUYER:

                                  GOTHIC ENERGY CORPORATION


                                  -----------------------------------
                                  By:  Michael Paulk
                                  Title:  President